                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 12b-25

      NOTIFICATION OF LATE FILING                             -----------------
                                                               SEC FILE NUMBER
                                                                   0-18976
                                                              -----------------

                                                              -----------------
                                                                CUSIP NUMBER
                                                                  151186103
                                                              -----------------

                                  (Check One):

[ ] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

    For Period Ended: December 31, 1998
    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:
                                        ------------------------


    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I -- REGISTRANT INFORMATION

                         CELTRIX PHARMACEUTICALS, INC.
------------------------------------------------------------------------------
Full Name of Registrant

                                      N/A
------------------------------------------------------------------------------
Former Name if Applicable

               2033 GATEWAY PLACE, SUITE 600, SAN JOSE, CA 95110
------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                               SAN JOSE, CA 95110
------------------------------------------------------------------------------
City, State and Zip Code

   (FORMERLY LOCATED AT 3055 PATRICK HENRY DRIVE, SANTA CLARA, CA 95054-1815)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]              (a)     The reasons described in reasonable detail in Part III
                         of this form could not be eliminated without unreasonable effort or expense;

[X]              (b)     The subject annual report, semi-annual report,
                         transition report on Form 10-K, Form 20-F, 11-K, Form
                         N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]              (c)     The accountant's statement or other exhibit required by
                         Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

          Registrant was not able to file its Quarterly Report on Form
          10-Q for the quarter ended December 31, 1998 pending finalization of the calculation of a contingent liability to be recorded in connection with Registrant's private placement of Common
          Stock and Warrants to investors in November 1998.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


                       Donald D. Huffman                       (408)             988-2500
                             (Name)                         (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                 [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                 [X] Yes [ ] No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Depending on the amount of the contingent liability described in Part III above, results of operations for the quarter ended December 31, 1998 could vary significantly from the results of operations from the quarter ended December 31, 1997.

                          CELTRIX PHARMACEUTICALS INC.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 17, 1999                 By /s/ Donald D. Huffman
      --------------------------           ----------------------------------
                                        Donald D. Huffman
                                        Vice President, Finance and
                                        Administration, Chief Financial Officer
                                        and Assistant Secretary (Principal
                                        Financial and Accounting Officer)





                                      -3-